TRANSFER AGENT AGREEMENT

           THIS AGREEMENT is made and entered into as of the ____ day of ________ 2002, by and between the Alpine Income Trust (the "Trust") on behalf of the investment portfolios of the Trust identified in Schedule A of this Agreement (each, a "Fund" and collectively, the "Funds") and Cadre Financial Services, Inc., a corporation organized under the laws of the State of Delaware (the "Agent").

                               WI T N E S S E T H:

           WHEREAS, the Trust is an open-end management investment company which is registered under the Investment Company Act of 1940 (the "1940 Act"); and

           WHEREAS, the Agent is registered under the Securities Exchange Act of 1934 (the "1934 Act") as a transfer agent;

           NOW, THEREFORE, the Trust, on behalf of the Funds, and the Agent do mutually promise and agree as follows:

           1. Terms of Appointment; Duties of the Agent

           Subject to the terms and conditions set forth in this Agreement, the Trust hereby employs and appoints the Agent to act as transfer agent, dividend disbursing agent, and shareholder servicing agent for the Funds.

           With respect to each of the Funds, the Agent shall perform all of the customary services of a transfer agent, dividend disbursing agent and shareholder servicing agent, and as relevant, agent in connection with accumulation, open account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to the following and as more fully described in Exhibit A:

           A. Receive orders for the purchase of shares, with prompt delivery, where appropriate, of payment and supporting documentation to the Funds' custodian;

           B. Process purchase orders and issue the appropriate number of uncertificated shares with such uncertificated shares being held in the appropriate shareholder account;

           C. Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Funds' custodian;

           D. Pay moneys (upon receipt from the Funds' custodian, where relevant) in accordance with the instructions of redeeming shareholders;

           E. Process transfers of shares in accordance with the shareowner's instructions;

           F. Process exchanges between the Funds and any other funds within the same family of funds, if applicable;

           G. Prepare and transmit payments for dividends and distributions declared by the Funds;

           H. Make changes to shareholder records, including, but not limited to, address changes in plans (i.e., systematic withdrawal, automatic investment, dividend reinvestment, etc.);

           I. Record the issuance of shares of the Funds and maintain, pursuant to Rule 17Ad-10(e) under the 1934 Act, a record of the total number of shares of the Funds which are authorized, issued and outstanding and such other records as are required to be maintained by a transfer agent for open-end registered investment companies by the rules adopted under the 1934 Act;

           J. Prepare shareholder meeting lists and, if applicable, mail, receive and tabulate proxies;

           K. Mail shareholder reports and prospectuses to current shareholders;

           L. Prepare and file U.S. Treasury Department forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders;

           M. Provide shareholder account information upon request and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Trust; and

           N. Provide a Blue Sky System which will enable the Funds to monitor the total number of shares sold in each state. In addition, the Trust, on behalf of the Funds, shall identify to the Agent in writing those transactions and assets to be treated as exempt from the Blue Sky reporting for each state. The responsibility of the Agent for the Funds' Blue Sky state registration status is solely limited to the initial compliance by the Fund and the reporting of such transactions to the Fund.

           2. Compensation and Expenses

           As full compensation for the services and facilities furnished to the Trust and the expenses assumed by the Agent under this Agreement, the Trust shall pay to the Agent a fee with respect to each Fund, as calculated in accordance with Schedule B hereto. The Agent shall bear all of the costs of providing services hereunder.

           The Trust agrees to pay all reimbursable expenses within thirty (30) days following receipt of a notice for reimbursement of such expenses.

           3. Representations of Agent

           The Agent represents and warrants to the Trust that:

           A. It is a corporation duly organized, existing and in good standing under the laws of Delaware.

           B. It is duly qualified to carry on its business and duly registered as a transfer agent under the 1934 Act;

           C. It is empowered under applicable laws and by its charter and bylaws to enter into and perform this Agreement;

           D. All requisite corporate proceedings have been taken to authorize it to enter and perform this Agreement; and

           E. It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

           4. Representations of the Trust

           The Trust represents and warrants to the Agent that:

           A. The Trust is registered under the 1940 Act as an open-ended, diversified management investment company;

           B. The Trust is a business trust organized, existing, and in good standing under the laws of Delaware;

           C. The Trust is empowered under applicable laws and by its Declaration of Trust and other governing documents to enter into and perform this Agreement;

           D. All necessary proceedings required to be taken by the Trust to authorize it to enter into and perform this Agreement;

           E. The Trust will comply with all applicable requirements of the Securities Act of 1933 and the 1940 Act, and all other laws, rules and regulations of governmental authorities having jurisdiction; and

           F. A registration statement under the Securities Act of 1933 covering shares of the Funds is currently effective and will remain effective. Appropriate state securities law filings have been made and will continue to be made, with respect to all shares of the Funds being offered and sold.

           5. Covenants of the Trust and the Agent

           The Trust shall furnish the Agent a certified copy of the resolution of the Board of Trustees of the Trust authorizing the appointment of the Agent and the execution of this Agreement. The Trust shall provide to the Agent a copy of its Declaration of Trust and all amendments.

           The Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the 1940 Act and the rules thereunder, the Agent agrees that all such records prepared or maintained by the Agent relating to the services to be performed by the Agent hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such section and rules and will be surrendered to the Trust on and in accordance with its request.

           6. Liability; Indemnification

           The Agent agrees to use reasonable care and to act in good faith in performing its duties hereunder and shall not be liable for any error in judgment or mistake of law or for any loss suffered by the Trust or any Fund in connection with the matters to which this Agreement relates, provided that the Agent has acted in accordance with such standard and with the terms of this Agreement.

           Notwithstanding the foregoing, the Agent shall not be liable or responsible for delays or errors occurring by reason of circumstances beyond its control, including acts of civil or military authority, national or state emergencies, fire, mechanical or equipment failure, flood or catastrophe, acts of God, insurrection or war. In the event of a mechanical breakdown beyond its control, the Agent shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond the Agent's control. The Agent will make every reasonable effort to restore any lost or damaged data, and the correct of any errors resulting from such a breakdown will be at the Agent's expense. The Agent agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. The Agent agrees to indemnify and hold harmless the Trust for any loss suffered by the Trust in connection with the performance of the Agent's obligations and duties under this Agreement resulting from the Agent's willful misfeasance, bad faith or gross negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof.

           The Trust will indemnify and hold the Agent harmless against any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) ("Losses") resulting from any claim, demand, action or suit and arising out of or in connection with the Agent's duties on behalf of the Trust hereunder, except insofar as such Losses result from the willful misfeasance, bad faith or negligence of the Agent in the performance of its duties hereunder or from its reckless disregard of such duties.

           In performing services hereunder, Agent shall be entitled to rely and to act upon: (i) telephone instructions relating to the exchange or redemption of shares received by the Agent and reasonably believed by the Agent to have originated from the record owner of the subject shares; (ii) any instructions executed or orally communicated by a duly authorized officer or employee of the Trust, according to such lists of authorized officers and employees furnished to the Agent and as amended from time to time in writing by a resolution of the Board of Directors of the Trust; and (iii) any genuine instrument signed, countersigned or executed by any person or persons authorized to sign, countersign or execute the same.

           7. New York Law to Apply

           This Agreement shall be deemed to have been executed in New York and shall be construed and the provisions thereof interpreted under and in accordance with the substantive laws of the State of New York, without regard to the conflicts of laws provisions of such state.

           8. Term, Amendment, Assignment, Termination and Notice

           A. This Agreement shall be in effect until October 30, 2003. Thereafter this Agreement shall continue in effect from year to year, provided that each such continuance is approved annually by the Board of Trustees of the Trust, including the vote of a majority of the Trustees who are not "interested persons" of the Trust, as defined by the 1940 Act and the rules thereunder.

           B. This Agreement, including the Schedules and Exhibit hereto, may be amended by the mutual written consent of the parties.

           C. This Agreement may be terminated upon sixty (60) days written notice given by one party to the other.

           D. This Agreement and any right or obligation hereunder may not be assigned by either party without the signed, written consent of the other party; provided, however, that the Agent may assign this Agreement without such consent in a transaction which does not constitute an "assignment" as defined by the 1940 Act and the rules thereunder.

           E. Any notice required to be given by the parties to each other under the terms of this Agreement shall be in writing, addressed and delivered, or mailed to the principal place of business of the other party.

           F. In the event that the Trust gives to the Agent written notice of its intention to terminate this Agreement and appoint a successor transfer agent, the Agent agrees to cooperate in the transfer of its duties and responsibilities to the successor, including the transfer of any and all relevant books, records and other data established or maintained by the Agent under this Agreement.

           G. Should the Trust exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be paid by the Trust.

           H. This Agreement shall terminate automatically in the event that the Administration Agreement dated _______ __, 2002 between the Agent and the Trust is terminated.

           9. Nature of the Trust

           A. Article 7 of the Declaration of Trust contains provisions limiting the liability of the Trustees, officers, employees and agents of the Trust. The obligations of the Trust created hereunder are not personally binding upon, nor shall resort be had to the property of, any of the Trustees, officers, employees or agents of the Trust or of the shareholders of the Funds, and only that portion of a Fund's property necessary to satisfy the obligations of that Fund arising hereunder shall be bound or affected by the operation of this Agreement.
B. Third Parties. When dealing with third parties on behalf of the Trust or any Fund, the Agent shall include such recitals in written documents as may be reasonably requested by the Trust regarding the limitation of liability of the Board of Trustees, the Trust's shareholders, and the Trust's officers, employees and agents to third parties.

           C. Separate Series. It is agreed that the Agent's responsibilities and obligations to each Fund are separate from its responsibilities and obligations to each other Fund, and that each Fund's responsibilities and obligations to the Agent are separate from the responsibilities and obligations of each other Fund.

           10. Proprietary and Confidential Information.

           The Agent agrees on behalf of itself and its directors, officers and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Agent may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

           Further, the Agent will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the "Act"). Notwithstanding the foregoing, the Agent will not share any nonpublic personal information concerning any of the Trust's shareholders to any third party unless specifically directed by the Trust or allowed under one of the exceptions noted under the Act.

                     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                              CADRE FINANCIAL SERVICES, INC.


Dated: __________, 2002                       By:_______________________________
                                              Name:  KEVIN J. BURKE
                                              Title: Chairman, President & CEO

                                              ALPINE INCOME TRUST


Dated: __________, 2002                       By:_______________________________
                                              Name:  SAMUEL A. LIEBER
                                              Title: Chairman

                                    EXHIBIT A

                               DUTIES OF THE AGENT

1.     Shareholder Information

           The Agent shall maintain a record of the number of shares held by each holder of record which shall include their addresses and taxpayer identification numbers.

2.     Shareholder Services

           The Agent will investigate all shareholder inquiries relating to shareholder accounts, and will answer all correspondence from shareholders and others relating to its duties hereunder and such other correspondence as may from time to time be mutually agreed upon between the Agent and the Trust. The Agent shall keep records of shareholder correspondence and replies thereto, and of the lapse of time between the receipt of such correspondence and the mailing of such replies.

3.     State Registration Reports

           The Agent shall furnish the Trust on a state-by-state basis, sales reports, such periodic and special reports as the Trust may reasonably request, and such other information, including shareholder lists and statistical information concerning accounts, as may be agreed upon from time to time between the Trust and the Agent.

4.     Uncertificated Shares

           (a) With respect to shares held in open accounts or uncertificated form (i.e., no certificate being issued with respect thereto), the Agent shall maintain comparable records of the recordholders thereof, including their names, addresses, and taxpayer identification numbers.

5.     Mailing Communications to Shareholders:  Proxy Materials

           At the expense of the Trust, the Agent will address and mail to shareholders of the Funds, all reports to shareholders, dividend and distribution notices, and proxy material for meetings of shareholders. In connection with the meetings of shareholders, the Agent will prepare shareholder lists, mail, and certify as to the mailing of proxy materials, process and tabulate returned proxy cards, report on proxies voted prior to meetings (act as inspector of election at meetings and certify shares voted at meetings).

6.     Sales of Shares

           (a) Processing of Investment Checks or Other Investments

           Upon receipt of any check or other instrument drawn or endorsed to it as agent for, or identified as being for the account of a Fund, or drawn or endorsed to the Distributor of the Funds' shares for the purchase of shares, the Agent shall stamp the check with the date of receipt, shall forthwith process the same for collection and, shall record the number of shares sold, the trade date and price per share, and the amount of money to be delivered to the custodian of the Funds for the sale of such shares.

(b)     Issuance of Shares

           Upon receipt of notification that the Funds' custodian has received the amount of money specified in the immediately preceding paragraph, the Agent shall issue to and hold in the account of the purchaser/shareholder, or if no account is specified therein, in a new account established in the name of the purchaser, the number of shares such purchaser is entitled to receive, as determined in accordance with applicable Federal law and regulations.

(c) Confirmations

           The Agent shall send to purchasers of shares confirmations of their purchases and periodic statements which will show the new share balance, the shares held under a particular plan, if any, for withdrawing investments, the amount invested, and the price paid for the newly purchased shares, or will be in such other form as the Trust and the Agent may agree from time to time. Such confirmations and statements will be sent at such times as may be required by applicable laws and regulations or as may otherwise be agreed to by the Trust and the Agent in compliance with such laws and regulations.

(d) Suspension of Sale of Shares

           The Agent shall not be required to issue any shares of the Funds where it has received a written instruction from the Trust or written notice from any appropriate Federal or state authority that the sale of the shares of that Fund has been suspended or discontinued, and the Agent shall be entitled to rely upon such written instructions or written notification.

(e) Taxes in Connection with Issuance of Shares

           Upon the issuance of any shares in accordance with the foregoing provisions of this Section, the Agent shall not be responsible for the payment of any original issue or other taxes required to be paid in connection with such issuance.

(f) Returned Checks

           In the event that any check or other order for the payment of money is returned unpaid for any reason, the Agent will: (i) give prompt notice of such return to the Trust or its designee; (ii) place a stop transfer order against all shares issued as a result of such check or order; and (iii) take such actions as the Agent may from time to time deem appropriate.

7. Redemptions

           (a) Requirements for Transfer or Redemption of Shares

           The Agent shall process all requests from shareholders to transfer or redeem shares of each Fund in accordance with the procedures set forth in the Prospectus for the Fund, including, but not limited to, all requests from shareholders to redeem shares and all determinations of the number of shares required to be redeemed to fund designated monthly payments, automatic payments, or any other such distribution or withdrawal plan.

           The Agent will transfer or redeem shares upon receipt of written instructions, accompanied by such documents as the Agent reasonably may deem necessary to evidence the authority of the person making such transfer or redemption, and bearing satisfactory evidence of the payment of stock transfer taxes, if any.

           The Agent reserves the right to refuse to transfer or redeem shares until it is satisfied that the endorsement on the instructions is valid and genuine, and for that purpose it may require a guarantee of signature by a member firm of a national securities exchange, by any national bank or trust company, by any member bank of the Federal Reserve system or by other eligible guarantor institution. The Agent also reserves the right to refuse to transfer or redeem shares until it is satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or redemptions which the Agent, in its judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or redemption.

           The Agent may, in effecting transactions, rely upon the provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers or the provisions of Article 8 of the Uniform Commercial Code, as the same may be amended from time to time in the State of New York, which, in the opinion of legal counsel for the Trust or of its own legal counsel protect it in not requiring certain documents in connection with the transfer or redemption of shares. The Trust may authorize the Agent to waive the signature guarantee in certain cases by written instructions.

           For the purposes of the redemption of shares of the Funds which have been purchased within 15 days of a redemption request, the Trust shall provide the Agent with written instructions concerning the time within which such requests may be honored.

           (b) Notice to Custodian and Funds

           When shares are redeemed, the Agent shall, upon receipt of the instructions and documents in proper form, deliver to the Funds' custodian and the Trust a notification setting forth the number of shares to be redeemed. Such redemptions shall be reflected on appropriate accounts maintained by the Agent reflecting outstanding shares of the Funds and shares attributed to individual accounts and, if applicable, any individual withdrawal or distribution plan.

           (c) Payment of Redemption Proceeds

           The Agent shall, upon receipt of the moneys paid to it by the Funds' custodian for the redemption of shares, pay to the shareholder, or his authorized agent or legal representative, such moneys as are received from the custodian, all in accordance with the redemption procedures described in the applicable Prospectus; provided, however, that the Agent shall pay the proceeds of any redemption of shares purchased within a period of time agreed upon in writing by the Agent and the Trust, only in accordance with procedures agreed to in writing by the Agent and the Trust, for determining that good funds have been collected for the purchase of such shares. The Trust shall indemnify the Agent for any payment of redemption proceeds or refusal to make such payment, if the payment or refusal to pay is in accordance with said written procedures.

           The Agent shall not process or effect any redemptions of shares of a Fund pursuant to a plan of distribution or redemption, or in accordance with any other shareholder request upon the receipt by the Agent of notification of the suspension of the determination of that Fund's net asset value.

8. Dividends

           (a) Notice to Agent and Custodian

           Upon the declaration of each dividend and each capital gains distribution by the Board of Trustees of the Trust with respect to shares, the Trust shall furnish to the Agent a copy of a resolution of its Board of Trustees, certified by the Secretary of the Trust, setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which shareholders entitled to payment shall be determined, the amount payable per share to the shareholders of record as of that date, the total amount payable to the Agent on the payment date, and whether such dividend or distribution is to be paid in shares of such class at net asset value.

           On or before the payment date specified in such resolution of the Board of Trustees, the Trust will cause the custodian of the Funds to pay to the Agent sufficient cash to make payment to the shareholders of record as of such payment date.

           (b) Payment of Dividends by the Agent

           The Agent will, on the designated payment date, automatically reinvest all dividends required to be reinvested in additional shares at the net asset value of the applicable Fund (determined on such date), and mail to shareholders statements at such times as may be required by applicable law or agreed to by the Trust and the Agent showing the number of full and fractional shares (rounded to three decimal places) then currently owned by the shareholders and the net asset value of the shares so credited to the shareholders' accounts.

           (c) Insufficient Funds for Payments

           If the Agent does not receive sufficient cash from the Funds' custodian to make total dividend and/or distribution payments to all shareholders as of the record date, the Agent will, upon notifying the Trust, withhold payment to all shareholders of record as of the record date, until such sufficient cash is provided to the Agent.

           (d) Information Returns

           It is understood that the Agent shall file such appropriate information returns concerning the payment of dividends, return of capital, and capital gain distributions with the proper Federal, state, and local authorities as are required by law to be filed and shall be responsible for the withholding of taxes, if any, due on such dividends or distributions to shareholders when required to withhold taxes under applicable law.

                                   SCHEDULE A

                          (As of ______________, 2002)



The Transfer Agent Agreement shall be applicable to the following series of the
Trust:


Alpine Municipal Money Market Fund

Alpine Tax Optimized Income Fund

                                   SCHEDULE B


                  FEE SCHEDULE FOR FUND TRANSFER AGENT SERVICES


(As of _________________, 2002)


The ALPINE MUNICIPAL MONEY MARKET FUND pays the Agent a combined monthly fee for administrative and transfer agent services which is calculated at the annual rate of 0.145% of the Fund's average daily net assets up to $500,000,000; 0.12% of the Fund's average daily net assets greater than $500,000,000 and up to $750,000,000; 0.105% of the Fund's average daily net assets greater than $750,000,000 and up to $1,000,000,000; and 0.095% of the Fund's average daily net assets over $1,000,000,000.


The ALPINE TAX OPTIMIZED INCOME FUND pays the Agent a combined monthly fee for administrative and transfer agent services which is calculated at the annual rate of 0.15% of the Fund's average daily net assets up to $500,000,000; 0.125% of the Fund's average daily net assets greater than $500,000,000 and up to $750,000,000; 0.11% of the Fund's average daily net assets greater than $750,000,000 and up to $1,000,000,000; and 0.10% of the Fund's average daily net assets over $1,000,000,000.

                      ADDENDUM TO TRANSFER AGENT AGREEMENT

THIS ADDENDUM, dated as of ______ __, 2002, modifies the Transfer Agent Agreement by and between Cadre Financial Services, Inc. (the "Transfer Agent") and Alpine Income Trust (the "Trust"), such Agreement being hereinafter referred to as the "Agreement."

WHEREAS, Section 352 of the USA Patriot Act (the "Act") and the Interim Final Rule (Section 103.130) adopted by the Department of the Treasury's Financial Crimes Enforcement Network (the "Rule") require the Trust to develop and implement an anti-money laundering program and monitor the operation of the program and assess the effectiveness; and

WHEREAS, in order to assist its transfer agent clients with their anti-money laundering compliance responsibilities under the Act and the Rule, the Transfer Agent has provided to the Trust for their consideration and approval written procedures describing various tools designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer's identity (the "Procedures"); and

WHEREAS, the Trust's desire to implement the Procedures as part of their overall anti-money laundering program and, subject to the terms of the Act and the Rule, delegate to the Transfer Agent the day-to-day operation of the Procedures on behalf of the Trust.

NOW THEREFORE, the parties agree, and the Agreement is hereby modified, as follows:

1 The Trust acknowledges that they have had an opportunity to review, consider and comment upon the Procedures provided by the Transfer Agent and the Trust has determined that the Procedures, as part of the Trust's overall anti-money laundering program, are reasonably designed to prevent the Trust from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provision of the Bank Secrecy Act and the implementing regulations thereunder.

2 Based on this determination, the Trust hereby instructs and directs the Transfer Agent to implement the Procedures on the Trust's behalf, as such may be amended or revised from time to time.

3 It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Trust's anti-money laundering responsibilities.

4 The Transfer Agent agrees to provide to the Trust (a) prompt written notification of any transaction or combination of transactions that the Transfer Agent believes, based on the Procedures, evidence money laundering activity in connection with the Trust or any shareholder of the Trust, (b) prompt written notification of any customer(s) that the Transfer Agent reasonably believes, based upon the Procedures, to be engaged in money laundering activity, provided that the Trust agrees not to communicate this information to the customer, (c) any reports received by the Transfer Agent from any government agency or applicable industry self-regulatory organization pertaining to the Transfer Agent's anti-money laundering monitoring on behalf of the Trust as provided in this Addendum, (d) prompt written notification of any action taken in response to anti-money laundering violations as described in (a), (b) or (c), and (e) an annual report of its monitoring and customer identification activities on behalf of the Trust. The Transfer Agent shall provide such other reports on the monitoring and customer identification activities conducted at the direction of the Trust as may be agreed to from time to time by the Transfer Agent and the Trust.

5 The Trust hereby directs, and the Transfer Agent acknowledges, that the Transfer Agent shall (a) permit federal regulators access to such information and records maintained by the Transfer Agent and relating to the Transfer Agent's implementation of the Procedures on behalf of the Trust, as they may request, and (b) permit such federal regulators to inspect the Transfer Agent's implementation of the Procedures on behalf of the Trust.

6 This Addendum constitutes the written instructions of the Trust pursuant to the terms of the Agreement. Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS HEREOF, the undersigned have executed this Addendum as of the date and year first above written.

                                           CADRE FINANCIAL SERVICES, INC.




Dated: __________, 2002                     By:_________________________________
                                            Name:     KEVIN J. BURKE
                                            Title:    Chairman, President & CEO

                                            ALPINE INCOME TRUST


Dated: __________, 2002                     By:_________________________________
                                            Name:     SAMUEL A. LIEBER
                                            Title:    Chairman